Annual Report
for John Hancock Variable Series Trust I
December 31, 2003

                               [LOGO] John Hancock

--------------------------------------------------------------------------------
Not FDIC Insured               Not Bank Guaranteed                May Lose Value
--------------------------------------------------------------------------------
Not a Deposit       Not Insured by Any Federal Government Agency
--------------------------------------------------------------------------------

                                                      Inception: August 31, 1999
--------------------------------------------------------------------------------
Large Cap Growth B Fund (FORMERLY LARGE CAP AGGRESSIVE GROWTH FUND)
Independence Investment LLC                                 M. Lapman/J. Forelli
--------------------------------------------------------------------------------

..    In 2003, the Fund returned 31.72%, outperforming its benchmark, the Russell
     1000 Growth Index.

..    Independence Investment LLC assumed management of the Fund effective
     December 15th. Independence implemented an investment strategy for the Fund that is substantially the same as the investment strategy it now employs for the Large Cap Growth Fund. Under that strategy, the Fund will invest primarily in large cap growth stocks.

..    The Fund outperformed its benchmark primarily due to favorable stock selection and sector allocation decisions. Stock selection was most favorable in the health care and industrial sectors, while the Fund's underweight to health care was also a major contributor.

..    The Fund's exposure to information technology was the largest contributor to absolute performance.

..    The manager uses both fundamental equity research and quantitative portfolio construction to identify stocks having both favorable valuations and improving earnings growth prospects. The Fund is broadly diversified across sectors with sector weights similar to the benchmark.

                                     [CHART]

                                   Line Chart

                             Historical Fund Return

$10,000
Investment made 8/31/99
(Fund Inception Date)

             Large Cap Growth B Fund   Russell 1000 (R) Growth Index
             -----------------------   ------------------------------
 8/31/1999          $10,001.40                   $10,000.00
 9/30/1999            9,947.52                     9,790.00
10/31/1999           10,811.20                    10,529.15
11/30/1999           11,047.17                    11,096.67
12/31/1999           12,017.99                    12,250.72
 1/31/2000           11,465.11                    11,676.16
 2/29/2000           11,568.56                    12,247.12
 3/31/2000           12,833.21                    13,124.02
 4/30/2000           12,363.75                    12,499.32
 5/31/2000           11,692.21                    11,869.35
 6/30/2000           12,284.41                    12,769.05
 7/31/2000           12,150.59                    12,236.58
 8/31/2000           12,933.21                    13,343.99
 9/30/2000           11,513.32                    12,081.65
10/31/2000           11,116.10                    11,510.18
11/30/2000            9,841.28                     9,813.58
12/31/2000            9,761.80                     9,503.47
 1/31/2001           10,390.26                    10,160.16
 2/28/2001            8,771.05                     8,434.97
 3/31/2001            8,017.74                     7,517.24
 4/30/2001            8,817.90                     8,468.18
 5/31/2001            8,853.13                     8,343.69
 6/30/2001            8,515.21                     8,150.12
 7/31/2001            8,402.89                     7,946.37
 8/31/2001            7,741.86                     7,296.35
 9/30/2001            7,248.77                     6,568.18
10/31/2001            7,531.95                     6,913.01
11/30/2001            8,238.03                     7,577.35
12/31/2001            8,327.36                     7,562.95
 1/31/2002            7,936.86                     7,429.09
 2/28/2002            7,563.94                     7,120.78
 3/31/2002            7,929.30                     7,367.16
 4/31/2002            7,322.94                     6,766.00
 5/31/2002            7,179.37                     6,602.26
 6/30/2002            6,687.27                     5,991.55
 7/31/2002            6,147.79                     5,662.02
 8/31/2002            6,250.92                     5,679.00
 9/30/2002            5,663.67                     5,090.09
10/31/2002            6,044.57                     5,556.85
11/30/2002            6,158.35                     5,858.59
12/31/2002            5,715.74                     5,453.76
 1/31/2003            5,553.20                     5,321.23
 2/28/2003            5,439.76                     5,296.76
 3/31/2003            5,649.72                     5,395.27
 4/31/03              6,138.57                     5,793.99
 5/31/2003            6,391.43                     6,083.11
 6/30/2003            6,360.32                     6,167.05
 7/31/2003            6,591.88                     6,320.61
 8/31/2003            6,835.05                     6,478.00
 9/30/2003            6,619.93                     6,408.68
10/31/2003            7,167.02                     6,768.85
11/30/2003            7,268.73                     6,839.92
12/31/2003            7,528.86                     7,076.58

Value on 12/31/2003
$7,529 Large Cap Growth B Fund
$7,077 Russell 1000 (R) Growth Index

MORNINGSTAR
CATEGORY+:

..    Large Growth

MORNINGSTAR
RISK+:

..    Average (VL/VUL)
..    Average (VA)

MORNINGSTAR
RATING+:

..    ****(VL/VUL)
..    ****(VA)

TOP TEN HOLDINGS (as of December 31, 2003)
                           % of
                          Assets
                          ------
General Electric Co.       5.7%
Pfizer, Inc.               5.6%
Microsoft Corp.            4.8%
Intel Corp.                4.6%
Cisco Systems, Inc.        3.5%
Home Depot, Inc.           2.7%
Texas Instruments, Inc.    2.4%
Amgen, Inc.                2.0%
Dell, Inc.                 2.0%
Abbott Laboratories        1.9%

AVERAGE ANNUAL TOTAL RETURNS*

                              Large Cap     Russell 1000(R)
                            Growth B Fund     Growth Index
                            -------------   ---------------
1 Year                          31.72%          29.76%
3 Years                         -8.29           -9.36
Since Inception (8/31/99)       -6.33           -7.67

SECTOR/INDUSTRY ALLOCATION (as of December 31, 2003)

                             % of
                            Assets
                            ------
Information Technology       33.63%
Health Care                  20.88%
Industrials                  12.66%
Consumer Discretionary       11.47%
Consumer Staples              8.97%
Financials                    9.51%
Energy                        1.75%
Telecommunication
Services                      0.72%
Materials                     0.41%

* Total returns are for the period ended December 31, 2003. Returns represent past performance, assume reinvestment of all distributions and are not indicative of future performance. Investment returns and principal value of fund shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. The performance of the fund on this page is reported net of Trust level charges (i.e. investment management fees and operating expenses). It does not reflect expenses and charges of the applicable separate accounts and variable products, all of which vary to a considerable extent and are described in your product prospectus. There are additional risks associated with a nondiversified fund, as outlined in the current prospectus. Performance would be lower if expenses and charges of the separate accounts and products were reflected.

+ Source: MorningStar, Inc. Data as of 12/31/03. VL represents Variable Life subaccounts, VUL represents Variable Universal Life subaccounts and VA represents Variable Annuity subaccounts Hancock VL/VUL subaccounts were rated against 921 VL/VUL subaccounts and 1,733 VA subaccounts in the Morningstar Large Growth category. This represents the Morningstar 3 year rating.

STATEMENT OF ASSETS AND LIABILITIES
JOHN HANCOCK VARIABLE SERIES TRUST I

December 31, 2003
--------------------------------------------------------------------------------
(000's Omitted)

ASSETS
Long term investments at cost ......................................   $ 28,593
Net unrealized appreciation of investments .........................      1,985
Short-term investments at value ....................................         26
                                                                       --------
      Total investments ............................................     30,604
Cash ...............................................................         95
Foreign currency at value (cost $386) ..............................        390
Receivable for:
   Dividends .......................................................         26
                                                                       --------
Total assets .......................................................     31,115
                                                                       --------
LIABILITIES
Payables for:
   Investments purchased ...........................................        180
   Fund shares purchased ...........................................          3
   Other liabilities ...............................................         13
                                                                       --------
Total liabilities ..................................................        196
                                                                       --------
Net assets .........................................................   $ 30,919
                                                                       ========
Shares of beneficial interest outstanding ..........................      4,863
                                                                       --------
Net asset value per share ..........................................   $   6.36
                                                                       ========
Composition of net assets:
   Capital paid-in .................................................   $ 44,162
   Accumulated net realized loss on investments,
      futures and foreign currency transactions ....................    (15,232)
   Net unrealized appreciation of:
      Investments ..................................................      1,985
      Translation of assets and liabilities in foreig
         currencies ................................................          4
                                                                       --------
Net assets .........................................................   $ 30,919
                                                                       ========

STATEMENT OF OPERATIONS
JOHN HANCOCK VARIABLE SERIES TRUST I

For the Year Ended December 31, 2003
--------------------------------------------------------------------------------
(000's Omitted)

INVESTMENT INCOME
      Interest ......................................................    $    5
      Dividends .....................................................       234
      Securities lending ............................................         1
                                                                         ------
Total investment income .............................................       240
                                                                         ------
EXPENSES
      Investment advisory fee .......................................       235
      Auditors fees .................................................         4
      Custodian fees ................................................        10
      Legal fees ....................................................         2
      Printing & mailing fees .......................................         7
      Trustees' fees ................................................         1
      Other fees ....................................................         2
                                                                         ------
Total expenses ......................................................       261
      Less expenses reimbursed ......................................        (1)
                                                                         ------
Net expenses ........................................................       260
                                                                         ------
Net investment loss .................................................       (20)
                                                                         ------

REALIZED AND UNREALIZED GAIN
      Net realized gain on investments ..............................     2,092
   Change in unrealized appreciation on:
      Investments ...................................................     5,299
      Translation of assets and liabilities in foreign
         currencies .................................................         4
                                                                         ------
Net realized and unrealized gain ....................................     7,395
                                                                         ------
Net increase in net assets resulting from
   operations .......................................................    $7,375
                                                                         ======

See notes to financial statements.

STATEMENT OF CHANGES IN NET ASSETS
JOHN HANCOCK VARIABLE SERIES TRUST I

December 31, 2003
--------------------------------------------------------------------------------
(000's Omitted)

                                                                           Year Ended     Year Ended
                                                                          December 31,    December 31,
                                                                              2003           2002
                                                                          ------------   -------------
INCREASE (DECREASE) IN NET ASSETS
From operations
   Net investment loss ................................................      $   (20)       $    (46)
   Net realized gain (loss) ...........................................        2,092         (10,039)
   Change in net unrealized appreciation (depreciation) ...............        5,303          (2,376)
                                                                             -------        --------
      Net increase (decrease) in net assets resulting from operations..        7,375         (12,461)
Distributions to shareholders from:
   Realized gains .....................................................       (4,077)
                                                                             -------
      Decrease in net assets resulting from distributions..............       (4,077)
From fund share transactions:
   Proceeds from shares sold ..........................................        6,187           7,724
   Distributions reinvested ...........................................        4,077
   Payment for shares redeemed ........................................       (6,892)        (10,752)
                                                                             -------        --------
      Increase (decrease) in net assets from fund share transactions...        3,372          (3,028)
                                                                             -------        --------
NET INCREASE (DECREASE) IN NET ASSETS .................................        6,670         (15,489)

NET ASSETS
   Beginning of Period ................................................       24,249          39,738
                                                                             -------        --------
   End of Period ......................................................      $30,919        $ 24,249
                                                                             =======        ========
Analysis of fund share transactions:
   Sold ...............................................................          991           1,161
   Reinvested .........................................................          649
   Redeemed ...........................................................       (1,129)         (1,704)
                                                                             -------        --------
Net increase (decrease) in fund shares outstanding ....................          511            (543)
                                                                             =======        ========

See notes to financial statements.

FINANCIAL HIGHLIGHTS
JOHN HANCOCK VARIABLE SERIES TRUST I
--------------------------------------------------------------------------------
Selected data for each share of beneficial interest outstanding throughout the period indicated:

                                                                                 Large Cap Growth B Fund
                                                            ----------------------------------------------------------------
                                                                                 Year Ended December 31,
                                                            ----------------------------------------------------------------
                                                                                                                 Period from
                                                                                                                August 31, to
                                                                                                                 December 31,
                                                            2003(g)        2002         2001         2000          1999(f)
                                                            -------      -------      -------      -------      -------------
Net Assets Value at Beginning of Period .................   $  5.57      $  8.12      $  9.52      $ 11.94         $ 10.00
Income from Investment Operations:
   Net Investment Income (Loss) .........................        (h)        0.01)        0.01        (0.03)          (0.01)
   Net Realized and Unrealized Gain (Loss) on
      Investments(a) ....................................      1.76        (2.54)       (1.41)       (2.21)           2.03
                                                            -------      -------      -------      -------         -------
   Total From Investment Operations .....................      1.76        (2.55)       (1.40)       (2.24)           2.02
Less Distributions:
   Distribution from Net Realized Gains on Investments...     (0.97)                                 (0.01)          (0.08)
   Distribution from Excess of Net Investment Income/
      Gains .............................................                                            (0.06)
   Distribution from Capital Paid-in ....................                                            (0.11)
                                                            -------                                -------         -------
   Total Distributions ..................................     (0.97)                                 (0.18)          (0.08)
                                                            -------      -------      -------      -------         -------
Net Assets Value at End of Period .......................   $  6.36      $  5.57      $  8.12      $  9.52         $ 11.94
                                                            =======      =======      =======      =======         =======
Total Investment Return(b) ..............................     31.72%      (31.36)%     (14.69)%     (18.77)%         20.18%(c)
Ratios/Supplemental Data:
   Ratio of Operating Expenses to Average Net Assets ....      0.99%(e)     0.97%(e)     0.97%(e)     1.00%(e)        1.08%(d)(e)
   Ratio of Net Investment Loss to Average Net Assets ...     (0.08)%      (0.14)%      (0.06)%      (0.37)%         (0.39)%(d)
   Portfolio Turnover Rate ..............................    220.12%       61.67%       87.90%       75.97%          18.97%(c)
Net Assets End of Period (000s Omitted) .................   $30,919      $24,249      $39,738      $26,244         $15,074

(a) The amount shown at this caption for each share outstanding throughout the year may not accord with the change in the aggregate gains and losses in the portfolio securities for the year because of the timing of the purchases and withdrawals of the shares in relation to the fluctuating market values of the portfolio.

(b) The performance does not reflect expenses and charges of the applicable separate accounts and variable products, all of which vary to a considerable extent and are described in your product's prospectus.

(c)  Not annualized.

(d)  Annualized.

(e) Expense ratio is net of expense reimbursements. Had such reimbursements not been made the expense ratio would have been .99%, .98%, 1.06%, 1.05%, and 1.17% for the years ended December 31, 2003, 2002, 2001, 2000, and 1999, respectively.

(f)  Commencement of operations.

(g) The Fund entered into a new sub-advisory agreement with Independence during the period shown.

(h) Amount is less than $0.01.

SCHEDULE OF INVESTMENTS
JOHN HANCOCK VARIABLE SERIES TRUST I

December 31, 2003
--------------------------------------------------------------------------------
LARGE CAP GROWTH B FUND

                                                                         Market
                   Name of Issuer                               Shares    Value
                   --------------                               ------   ------
                                                                         (000's)
COMMON STOCK

Aerospace & Defense - 1.2%
   Boeing Co. * .............................................    7,000   $  295
   Rockwell Collins, Inc. * .................................    2,100       63
                                                                         ------
                                                                            358

Air Freight & Couriers - 0.3%
   United Parcel Service, Inc. - Cl. B ......................    1,200       89

Banks - 0.5%
   Bank of New York Co., Inc ................................    4,600      152

Beverages - 2.4%
   Anheuser-Busch Cos., Inc .................................    4,600      242
   PepsiCo, Inc. * ..........................................   10,800      504
                                                                         ------
                                                                            746

Biotechnology - 1.9%
   Amgen, Inc. * ............................................    9,700      599

Chemicals - 0.4%
   Rohm & Haas Co ...........................................    2,900      124

Commercial Services & Supplies - 0.4%
   Ceridian Corp. * .........................................    5,300      111

Communications Equipment - 3.9%
   Cisco Systems, Inc. * ....................................   43,900    1,066
   Comverse Technology, Inc. * ..............................    6,900      122
                                                                         ------
                                                                          1,188

Computers & Peripherals - 9.7%
   Dell, Inc. * .............................................   17,600      598
   EMC Corp. * ..............................................   40,600      524
   Intel Corp ...............................................   43,900    1,414
   International Business Machines Corp .....................    3,500      324
   Network Appliance, Inc. * ................................    6,900      142
                                                                         ------
                                                                          3,002

Diversified Financials - 4.6%
   Capital One Financial Corp ...............................    2,600      159
   Citigroup, Inc. * ........................................    7,000      340
   Goldman Sachs Group, Inc .................................    4,100      405
   Merrill Lynch & Co., Inc. * ..............................    6,100      358
   Wells Fargo & Co. * ......................................    2,700      159
                                                                         ------
                                                                          1,421

Diversified Telecommunication Services - 0.7%
   Nextel Communications, Inc. - Cl. A * ....................    7,900      222

Electrical Equipment - 1.6%
   United Technologies Corp. * ..............................    5,200      493

Electronic Equipment & Instruments - 0.6%
   Sanmina Corp. * ..........................................   14,000      177

Energy Equipment & Services - 0.5%
   Halliburton Co. * ........................................    6,100      159

Food & Drug Retailing - 0.4%
   Whole Foods Market, Inc. * ...............................    2,000      134

Health Care Equipment & Supplies - 3.2%
   Boston Scientific Corp. * ................................    8,100   $  298
   Guidant Corp .............................................    4,100      247
   St. Jude Medical, Inc. * .................................    2,800      172
   Zimmer Holdings, Inc. * ..................................    3,900      274
                                                                         ------
                                                                            991

Health Care Providers & Services - 3.5%
   Anthem, Inc. * ...........................................    4,800      360
   DaVita, Inc. * ...........................................    3,700      144
   PacifiCare Health Systems, Inc. * ........................    3,900      263
   UnitedHealth Group, Inc. * ...............................    1,800      105
   Wellpoint Health Networks, Inc. * ........................    2,100      204
                                                                         ------
                                                                          1,076

Hotels Restaurants & Leisure - 0.5%
   International Game Technology * ..........................    4,400      157

Household Products - 1.5%
   Procter & Gamble Co. * ...................................    4,700      469

Industrial Conglomerates - 8.7%
   3M Co ....................................................    7,000      595
   General Electric Co. * ...................................   56,200    1,742
   Tyco International, Ltd. * ...............................   13,400      355
                                                                         ------
                                                                          2,692

Insurance - 2.7%
   American International Group, Inc. * .....................    4,200      278
   Everest Re Group, Ltd ....................................    1,700      144
   Hartford Financial Services Group, Inc. * ................    2,400      141
   Metlife, Inc. * ..........................................    3,500      118
   Progressive Corp .........................................    1,900      159
                                                                         ------
                                                                            840

IT Consulting & Services - 2.2%
   Accenture, Ltd. - Cl. A * ................................   14,500      381
   Computer Sciences Corp. * ................................    3,500      155
   Electronic Data Systems Corp. * ..........................    6,100      150
                                                                         ------
                                                                            686

Machinery - 0.8%
   Danaher Corp. * ..........................................    2,600      239

Media - 4.6%
   Clear Channel Communications, Inc ........................    2,500      117
   Comcast Corp. - Cl. A ....................................   12,900      424
   Interactive Corp .........................................    5,500      187
   Omnicom Group, Inc .......................................    1,800      157
   The Walt Disney Co. * ....................................   11,900      278
   Time Warner, Inc. * ......................................   14,200      255
                                                                         ------
                                                                          1,418

Multiline Retail - 2.4%
   BJ's Wholesale Club, Inc. * ..............................    8,800      202
   Wal-Mart Stores, Inc. * ..................................   10,100      536
                                                                         ------
                                                                            738

JOHN HANCOCK VARIABLE SERIES TRUST I

December 31, 2003
--------------------------------------------------------------------------------
LARGE CAP GROWTH B FUND

                                                                         Market
                   Name of Issuer                              Shares    Value
                   --------------                              ------   -------
                                                                        (000's)
COMMON STOCK - Continued

Oil & Gas - 1.2%
   Murphy Oil Corp .........................................    2,900   $   189
   Newfield Exploration Co. * ..............................    4,200       187
                                                                        -------
                                                                            376

Personal Products - 0.9%
   Avon Products, Inc ......................................    4,300       290

Pharmaceuticals - 12.0%
   Abbott Laboratories * ...................................   12,800       597
   Johnson & Johnson .......................................   10,400       537
   Merck & Co., Inc. * .....................................    8,300       383
   Pfizer, Inc. * ..........................................   48,200     1,703
   Watson Pharmaceuticals, Inc. * ..........................    4,700       216
   Wyeth * .................................................    6,600       280
                                                                        -------
                                                                          3,716

Semiconductor Equipment & Products - 6.6%
   Analog Devices, Inc. * ..................................    3,900       178
   Applied Materials, Inc. * ...............................   14,200       319
   Maxim Integrated Products, Inc. * .......................    3,800       189
   Novellus Systems, Inc. * ................................    7,300       307
   QLogic Corp. * ..........................................    6,000       310
   Texas Instruments, Inc. * ...............................   25,400       746
                                                                        -------
                                                                          2,049

Software - 8.3%
   Electronic Arts, Inc. * .................................    8,400       401
   Mercury Interactive Corp. * .............................    3,500       170
   Microsoft Corp. * .......................................   53,000     1,460
   Symantec Corp. * ........................................    3,900       135
   Veritas Software Corp. * ................................   10,400       387
                                                                        -------
                                                                          2,553

Specialty Retail - 5.3%
   Best Buy Co., Inc. * ....................................    3,000       157
   Home Depot, Inc. * ......................................   23,500       834
   Kohl's Corp. * ..........................................    3,500       157
   Lowe's Cos., Inc. * .....................................    4,300       238
   Staples, Inc. * .........................................    5,400       147
   Tiffany & Co. * .........................................    2,600       118
                                                                        -------
                                                                          1,651

Textiles & Apparel - 0.9%
   Coach, Inc. * ...........................................    4,200       159
   Nike, Inc. - Cl. B ......................................    1,800       123
                                                                        -------
                                                                            282

Tobacco - 1.2%
   Altria Group, Inc .......................................    6,700       365

Trading Companies & Distributors - 1.7%
   CDW Corp ................................................    9,000       520

U.S. Government Agencies - 1.6%
   Federal National Mortgage Assoc. * ......................    6,600       495
                                                                        -------
      TOTAL COMMON STOCK- ..................................     98.9%   30,578

SHORT-TERM INVESTMENTS - 0.1%
   Investment in joint trading account (Note B)
      1.061% due 01/02/04 ..................................   $   26   $    26
                                                               ------   -------
      TOTAL INVESTMENTS- ...................................     99.0%   30,604
         Cash and Receivables, less payables- ..............      1.0%      315
                                                               ------   -------
            NET ASSETS- ....................................    100.0%  $30,919
                                                               ======   =======

* Non-income producing security.

See notes to financial statements.

NOTES TO FINANCIAL STATEMENTS
JOHN HANCOCK VARIABLE SERIES TRUST I

December 31, 2003
--------------------------------------------------------------------------------
(000's Omitted)

NOTE A--ORGANIZATION

     John Hancock Large Cap Growth B Fund, (formerly Large Cap Aggressive Growth), (the "Fund") is a diversified series of John Hancock Variable Series Trust I (the "Trust"), an open-end investment management company registered under the Investment Company Act of 1940. The Trust is organized as a Massachusetts business trust and consists of thirty different funds as of December 31, 2003. The results of this Fund are included in this report. The results of the other Funds in the Trust are presented under separate cover. The Trust may add or delete Funds in the future to accommodate various investment objectives. The Trust has issued shares of beneficial interest exclusively to John Hancock Variable Life Account U ("JHVLAU"), John Hancock Variable Life Account V ("JHVLAV"), John Hancock Variable Life Account S ("JHVLAS"), and John Hancock Variable Annuity Account I ("JHVAAI") to fund policies and contracts issued by the John Hancock Variable Life Insurance Company ("JHVLICO"), and to John Hancock Variable Annuity Account U ("JHVAAU"), John Hancock Variable Annuity Account V ("JHVAAV"), John Hancock Variable Life Account UV ("JHVLAUV"), John Hancock Variable Annuity Account H ("JHVAAH"), and John Hancock Variable Annuity Account JF ("JHVAAJF") to fund contracts and policies issued by John Hancock Life Insurance Company ("John Hancock" or "JHLICO"), to John Hancock Variable Life Account PPM-1 ("PPM-1"), and to John Hancock Variable Life Account PPM-2 ("PPM-2").

NOTE B--ACCOUNTING POLICIES

     Valuation of investments: Common stocks and other such securities traded on national exchanges are normally valued on the basis of closing prices. Securities traded in the over-the-counter market and securities with no sales on the day of valuation are normally valued at their last available bid price.

     Short-term investments, with a maturity not to exceed 60 days, are valued at amortized cost, which approximates market value.

     Investment securities for which no current market quotations are readily available, including certain foreign securities, when held by the Fund, are valued at fair value as determined in good faith by the Board of Trustees. Investment security transactions are recorded on the date of purchase or sale.

     Repurchase agreements: The Fund may enter into repurchase agreements which are contracts under which the Fund would acquire a security for a relatively short period (usually not more than 7 days) subject to the obligation of the seller to repurchase and the Fund to resell such security at a fixed time and price (representing the Fund's cost plus interest). The Fund will enter into repurchase agreements only with member banks of the Federal Reserve System and with "primary dealers" in United States Government Securities. The underlying securities, which represent the collateral of the agreement, must be marked to market daily to ensure that each repurchase agreement is fully collateralized at all times. The Fund will not invest more than 10% of its net assets in repurchase agreements maturing in more than 7 days.

     Joint trading account: Pursuant to an exemptive order issued by the Securities and Exchange Commission, the order permits the Fund to pool daily uninvested cash balances into a joint account for the purpose of investing the cash balances in short-term repurchase agreements, commercial paper and other short-term investments which in no event will have a maturity in excess of 7 days. Joint account holdings as of December 31, 2003 are as follows:

Name of Issuer                                     Market Value
--------------                                     ------------
Alpine Securitization Corp., 1.12%, due 01/07/04      $29,995
Alpine Securitization Corp., 1.12%, due 01/06/04       19,998
Barclays US Fund, 1.10%, due 01/05/04                  29,997
Cargill Asia Pacific, 1.06%, due 01/02/04              20,000
Cargill Asia Pacific, 1.05%, due 01/02/04              25,000
Danske Corp., 1.07%, due 01/05/04                      49,996

JOHN HANCOCK VARIABLE SERIES TRUST I

December 31, 2003
--------------------------------------------------------------------------------
(000's Omitted)

NOTE B--ACCOUNTING POLICIES--Continued

     In addition, from the period November 1, 2003 through December 31, 2003, the Fund incurred no net realized capital losses.

     Dividends, Interest and Distributions: Dividend income is recorded on the ex-dividend date and interest income is recorded on the accrual basis. Dividend income for the Fund is shown net of foreign taxes withheld of $3. Realized gains and losses from security transactions are determined on the basis of identified cost.

     Dividends of net investment income will be declared and distributed monthly by the Fund. The Fund will distribute all of its net realized capital gains annually, at the end of its fiscal year.

     Estimates: The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE C--INVESTMENT ADVISORY AGREEMENT AND OTHER TRANSACTIONS WITH AFFILIATES

     On February 5, 2003, the Board of Trustees of the Trust renewed its Investment Advisory Agreement with John Hancock. For its services, John Hancock receives monthly compensation at the following rate on an annual basis of the Fund's net assets:

                         Between
                    $10 Million and   Excess Over
First $10 Million     $20 Million     $20 Million
-----------------   ---------------   -----------
      1.00%              0.875%          0.75%

     In the event that normal operating expenses of the Fund, exclusive of investment advisory fees, taxes, interest, brokerage commissions and extraordinary expenses, shall exceed 0.10% of the Fund's daily net asset value, John Hancock and JHVLICO will reimburse the Fund for such excess. Accordingly, for the year ended December 31, 2003, the reimbursements paid from John Hancock and JHVLICO were $1 to the Fund.

     As of December 15, 2003, John Hancock has entered into a Sub-Advisory Agreement with Janus Capital Corp., with respect to the Fund. Janus Capital Corp. is an affiliate of John Hancock, and under its supervision, is responsible for the day-to-day investment management of the Fund.

     Signator Investors, Inc., a wholly owned subsidiary of John Hancock is the principal underwriter and transfer agent of the Trust. Certain officers and trustees of the Trust are officers and directors of JHVLICO, JHVLAU, JHVLAV, JHV-LAS, JHVAAI, JHVLAUV, JHVAAV, JHVAAU, JHVAAH, JHVAAJF, PPM-1, and PPM-2, and some are also officers of John Hancock. Fees for independent trustees are paid by the Trust.

JOHN HANCOCK VARIABLE SERIES TRUST I

December 31, 2003
--------------------------------------------------------------------------------
(000's Omitted)

NOTE D--INVESTMENT TRANSACTIONS

     Purchases and proceeds from sales and maturities of investments, excluding short-term securities and obligations of the U.S. government, for the Fund for the year ended December 31, 2003 were as follows:

Purchases   Sales and Maturities
---------   --------------------
 $56,914           $57,665

     The identified cost of investments owned by the Fund (including earned discount on corporate short-term notes, and commercial paper) and their respective gross unrealized appreciation and depreciation for Federal income tax purposes at December 31, 2003 were as follows:

Identified    Unrealized     Unrealized    Net Unrealized
   Cost      Appreciation   Depreciation    Appreciation
----------   ------------   ------------   --------------
  $28,642       $2,005          $(44)           $1,961

     Distribution of Income and Gains: Distributions of net investment income, if any, are made at least annually. Net realized gains from investment transactions, in excess of available capital loss carryforwards, would be taxable to the Fund if not distributed, and, therefore, will be distributed to shareholders at least annually. Earnings and profits distributed to shareholders on redemption of fund shares may be utilized by the Fund, to the extent permissible, as part of the Fund's dividends-paid deduction on its federal income tax return.

     The timing and characterization of certain income and capital gains distributions are determined annually in accordance with federal tax regulations. As a result, net investment income (loss) and net realized gain
(loss) on investment transactions for a reporting period may differ significantly from distributions during such period. These differences primarily relate to certain securities sold at a loss. Additionally, as a result, net investment income (loss) and net realized gain (loss) on investment transactions for a reporting period may differ significantly from distributions during such period. Accordingly, the Fund may periodically make reclassifications among certain of its capital accounts without impacting the net asset value of the Fund.

     At December 31, 2003, the Fund's components of distributable earnings on a tax basis were as follows:

Undistributed    Undistributed
  Ordinary      Net Long-Term-    Capital Loss   Net Unrealized
   Income        Capital Gain    Carryforwards    Appreciation
-------------   --------------   -------------   --------------
     $--              $--           $15,208           $1,961

     In addition, the tax character of distributions paid by the Fund are summarized as follows:

       Distributions from     Distributions from
Year     Ordinary Income    Long-Term Capital Gain   Return of Capital
----   ------------------   ----------------------   -----------------
2003        $822                     $--                  $3,255
2002          --                      --                      --

     Included in the Fund's 2003 distributions from ordinary income is $822 in excess of investment company taxable income, which in accordance with applicable US tax law, is taxable to shareholders as ordinary income distributions.

JOHN HANCOCK VARIABLE SERIES TRUST I

December 31, 2003
--------------------------------------------------------------------------------
(000's Omitted)

NOTE E--BOARD OF TRUSTEES AND OFFICERS OF THE TRUST (UNAUDITED)

     The Board of Trustees of the Trust is responsible for overall management of the Trust. The Board may exercise all powers of the Trust, except those powers which are conferred solely upon or reserved to the shareholders. The Trust's Statement of Additional Information (SAI) includes additional information about the Trustees and is available without charge, upon request, by calling toll-free at 1-800-576-2227.

     The following table provides information about the members of the Board of Trustees and the officers of the Trust:

                             Disinterested Trustees

                                           Positions Held               Principal Occupation(s)
Name, Address and Age                        With Trust                 During Past Five Years
--------------------------------   ----------------------------   ------------------------------------
Elizabeth G. Cook (age 66)                     Trustee            Expressive Arts Therapist, Dana-
c/o John Hancock Variable Series                                  Farber Cancer Institute; President,
Trust I                                                           The Advertising Club of Greater
John Hancock Place                                                Boston
Boston, Massachusetts 02117

Diane C. Kessler (age 57)                      Trustee            Executive Director, Massachusetts
c/o John Hancock Variable Series                                  Council of Churches
Trust I
John Hancock Place
Boston, Massachusetts 02117

Robert Verdonck (age 58)                       Trustee            President and Chief
c/o John Hancock Variable Series                                  Executive Officer, East Boston
Trust I                                                           Savings Bank
John Hancock Place
Boston, Massachusetts 02117

Hassell H. McClellan (age 58)                  Trustee            Associate Professor and Graduate
c/o John Hancock Variable Series                                  Dean, The Graduate School of the
Trust I                                                           Wallace G. Carroll School of
John Hancock Place                                                Management, Boston College
Boston, Massachusetts 02117

JOHN HANCOCK VARIABLE SERIES TRUST I

December 31, 2003
--------------------------------------------------------------------------------

NOTE E--BOARD OF TRUSTEES AND OFFICERS OF THE TRUST (UNAUDITED)--Continued

          Trustees Affiliated with the Trust and Officers of the Trust

                                          Positions Held                Principal Occupation(s)
Name, Address and Age                       With Trust                  During Past Five Years
--------------------------------   -----------------------------  ------------------------------------
Michele G. Van Leer* (age 46)          Chairman and Trustee       Senior Vice President, Product
John Hancock Place                                                Management, John Hancock Life
Boston, Massachusetts 02117                                       Insurance Company; Vice Chairman,
                                                                  President & Director, John Hancock
                                                                  Variable Life Insurance Company

Kathleen F. Driscoll* (age 47)       Vice Chairman, President     Senior Vice President, Signator
John Hancock Place                          and Trustee           Brokerage, John Hancock Life
Boston, Massachusetts 02117                                       Insurance Company; Vice President
                                                                  Corporate Communications, John
                                                                  Hancock Life Insurance Company

Jude A. Curtis (age 45)                 Compliance Officer        Vice President and Chief Investment
John Hancock Place                                                Compliance Officer, John Hancock
Boston, Massachusetts 02117                                       Life Insurance Company; formerly
                                                                  Second Vice President and Counsel,
                                                                  Office of Business Conduct; John
                                                                  Hancock Life Insurance Company;
                                                                  formerly a Partner at Hale and Dorr
                                                                  LLP (law firm)

Janet Wang (age 35)                Assistant Compliance Officer   Compliance Specialist, John
John Hancock Place                                                Hancock Life Insurance Company
Boston, Massachusetts 02117

Raymond F. Skiba (age 58)                   Treasurer             Director of Fund Operations, John
John Hancock Place                                                Hancock Life Insurance Company
Boston, Massachusetts 02117

Gladys C. Millan (age 57)              Assistant Treasurer        Manager of Fund Operations, John
John Hancock Place                                                Hancock Life Insurance Company
Boston, Massachusetts 02117

JOHN HANCOCK VARIABLE SERIES TRUST I

December 31, 2003
--------------------------------------------------------------------------------

NOTE E--BOARD OF TRUSTEES AND OFFICERS OF THE TRUST (UNAUDITED)--Continued

     Trustee Affiliated with the Trust and Officers of the Trust--Continued

                                            Positions Held               Principal Occupation(s)
Name, Address and Age                         With Trust                 During Past Five Years
--------------------------------   ----------------------------   ------------------------------------
Karen Q. Visconti (age 50)                    Secretary           Director, Product & Market
John Hancock Place                                                Management, John Hancock Life
Boston, Massachusetts 02117                                       Insurance Company

Arnold R. Bergman (age 53)               Assistant Secretary      Senior Counsel, Law Department,
John Hancock Place                                                John Hancock Life Insurance
Boston, Massachusetts 02117                                       company; formerly Vice President,
                                                                  General Counsel and Secretary, First
                                                                  Variable Life Insurance Company

     *Trustee who is an "interested person" as defined in the 1940 Act, due to her position with John Hancock Life Insurance Company (or its affiliates), the ultimate controlling parent of the investment advisor.

     Because the Trust does not hold regular annual shareholders meetings, each Trustee holds office for an indefinite term until his successor is duly elected and qualified or until he dies, retires, resigns, is removed or becomes disqualified. None of the Trustees is a director of other complexes except noted above.

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Contractowners, Policyholders, and
Board of Trustees of
John Hancock Variable Series Trust I

     We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of the Large Cap Growth B Fund (formerly, Large Cap Aggressive Growth Fund) (a portfolio included in the series of John Hancock Variable Series Trust I {the "Trust"}) as of December 31, 2003, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended. These financial statements and financial highlights are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2003, by correspondence with the custodian and brokers, or by other appropriate auditing procedures where replies from brokers were not received. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Large Cap Growth B Fund of John Hancock Variable Series Trust I at December 31, 2003, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended, in conformity with accounting principles generally accepted in the United States.


                                                      /s/ Ernst & Young LLP

Boston, Massachusetts
February 6, 2004

       Officers and Trustees                      Investment Adviser

        Michele G. Van Leer,               John Hancock Life Insurance Company
  Chairman of the Board of Trustees              John Hancock Place
        Kathleen F. Driscoll,                      P.O. Box 111
    President and Vice Chairman                  Boston, MA 02117
        of the Board of Trustees
      Elizabeth G. Cook, Trustee
  Reverend Diane C. Kessler, Trustee
     Hassell H. McClellan, Trustee                Independent Auditors
      Robert F. Verdonck, Trustee                  Ernst & Young LLP
     Karen Q. Visconti, Secretary                 200 Clarendon Street
 Arnold R. Bergman, Assistant Secretary              Boston, MA 02116
     Raymond F. Skiba, Treasurer
 Gladys C. Millan, Assistant Treasurer
 Ronald J. Bocage, Chief Legal Officer
   Jude A. Curtis, Compliance Officer
Janet Wang, Assistant Compliance Officer

                             Sub-Investment Advisers

    Capital Guardian Trust Company          Pacific Investment Management Company LLC
         Los Angeles, CA 90071                       Newport Beach, CA 92660

  Declaration Management & Research LLC                RREEF America LLC
            McLean, VA 22102                               Chicago, IL 60611

 Fidelity Management & Research Company            SSgA Funds Management, Inc.
           Boston, MA 02109                             Boston, MA 02110

   Goldman Sachs Asset Management, LP                 Standish Mellon Asset
           New York, NY 10005                        Management Company LLC
                                                       Pittsburgh, PA 15258

      Independence Investment LLC                 T. Rowe Price Associates, Inc.
            Boston, MA 02109                          Baltimore, MD 21202

      John Hancock Advisers, LLC                T. Rowe Price International, Inc.
           Boston, MA 02199                           Baltimore, MD 21202

Morgan Stanley Investment Management Inc.       Wellington Management Company, LLP
           New York, NY 10020                           Boston, MA 02109


The John Hancock Variable Series Trust I consists of funds used as investment options for various John Hancock variable life and variable annuity contracts. Investors are not able to invest directly in the John Hancock Variable Series Trust I.

If the total investment return for any fund for any given year appears unusually high, the return may be attributable to unusually favorable market conditions which will probably not be sustainable. For instance, a high total investment return may reflect participation in IPOs, "hot" industries (e.g., internet-related companies), private placements, and/or leveraging investment techniques during the period indicated. There is no assurance that any of those methods, or any other investment technique will continue to have the same impact on the fund's total investment returns.

All of the funds (except bond funds and equity index funds) may participate in initial public offerings (IPOs). Under certain market conditions, such participation could significantly improve a fund's total investment return. There is no assurance that such market conditions will continue and provide the same favorable impact on future investment returns.

Please refer to the prospectus for your product for additional information about the investment options available. Variable life insurance and variable annuities are sold by prospectus. These reports may be used as sales literature when preceeded or accompanied by the funds' prospectus, which detail charges, investment objectives, and operating policies.

Insurance products are issued by John Hancock Life Insurance Company, or John Hancock Variable Life Insurance Company* (*not licensed in New York), Boston, MA 02117. Securities products are distributed by Signator Investors, Inc., Member NASD, SIPC, 197 Clarendon Street, Boston, MA 02116.

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